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As filed with the Securities and Exchange Commission on June 19, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

WIND RIVER SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-2873391
(State of incorporation)	(I.R.S. Employer Identification No.)

500 Wind River Way
Alameda, California 94501
(510) 748-4100
(Address, including zip code, of registrant's principal executive offices)

NONSTATUTORY STOCK OPTION AGREEMENT
(Full title of the plans)

Michael W. Zellner
Chief Financial Officer
Wind River Systems, Inc.
500 Wind River Way
Alameda, California 94501
(510) 748-4100
(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Kenneth L. Guernsey, Esq.
Cooley Godward LLP
One Maritime Plaza, 20th Floor
San Francisco, CA 94111-3580
(415) 693-2000

CALCULATION OF REGISTRATION FEE

Title of of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Common Stock, $0.001 par value, to be issued under the Nonstatutory Stock Option Agreement	400,000 shares	$18.375	$7,350,000.00	$1,837.50

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 (h)(1) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon the exercise price of $18.375 for shares subject to the outstanding options granted.

PART II: INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

    The following documents filed by Wind River Systems, Inc. (the "Company") with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2001;

    (b) (i) The Company's quarterly report on Form 10-Q for the quarter ended April 30, 2001;

          (ii) The Company's current report on Form 8-K as filed with the Securities and Exchange Commission on May 7, 2001;

    (c) The description of the Company's Common Stock set forth in its Registration Statement on Form 8-A filed with the Commission on March 12, 1993 as amended through the date hereof.

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Item 6. Indemnification of Directors and Officers

    Under Section 145 of the Delaware General Corporation Law the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company's By-laws also provide that the Company will indemnify its directors and executive officers, and may indemnify its other officers, employees and other agents, to the fullest extent not prohibited by Delaware law.

    The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    The Company has been authorized by the Board to enter into agreements with its directors and officers that require the Company to indemnify such persons to the fullest extent authorized or permitted by the provisions of the Restated Certificate and Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or other agent of the Company or any of its affiliated enterprises. Delaware law permits such indemnification provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 8. Exhibits

Exhibit Number	Documents
5.1	Opinion of Cooley Godward LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Cooley Godward LLP (see Exhibit 5.1)
99.1	Nonstatutory Stock Option Agreement between the Registrant and Marla Ann Stark

Item 9. Undertakings

    1.  The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

      (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on this 19th day of June, 2001.

WIND RIVER SYSTEMS, INC.
By:	/s/ Michael W. Zellner Michael W. Zellner Chief Financial Officer and Vice President of Finance

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints Thomas St. Dennis and Michael W. Zellner, and each of them, as his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Signature	Title	Date
/s/ Thomas St. Dennis Thomas St. Dennis	President, Chief Executive Officer and Director (Principal Executive Officer)	June 19, 2001
/s/ Michael W. Zellner Michael W. Zellner	Vice President of Finance, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 19, 2001
/s/ Jerry L. Fiddler Jerry L. Fiddler	Chairman of the Board	June 19, 2001
/s/ Narendra K. Gupta Narendra K. Gupta	Vice Chairman of the Board	June 19, 2001
/s/ James W. Bagley James W. Bagley	Director	June 19, 2001
/s/ John C. Bolger John C. Bolger	Director	June 19, 2001
/s/ William B. Elmore William B. Elmore	Director	June 19, 2001
/s/ Grant M. Inman Grant M. Inman	Director	June 19, 2001

INDEX TO EXHIBITS

Exhibit Number	Exhibit
5.1	Opinion of Cooley Godward LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Cooley Godward LLP (see Exhibit 5.1)
99.1	Nonstatutory Stock Option Agreement between the Registrant and Marla Ann Stark

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PART II: INFORMATION REQUIRED IN REGISTRATION STATEMENT
  Item 3. Incorporation of Certain Documents by Reference
  Item 6. Indemnification of Directors and Officers
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS